Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

Mike Jackson to Take on Expanded Role of AutoNation Chairman, Chief Executive Officer and President under Employment Contract Extension Through 2019
- President and COO Mike Maroone announces retirement after 18-year career
- AutoNation long-time executive Bill Berman named EVP and COO

FORT LAUDERDALE, Fla., Jan. 15, 2015 /PRNewswire/ -- AutoNation, Inc. (NYSE: AN),  America’s largest automotive retailer, today announced that Mike Jackson, Chairman and CEO, has been named to the additional role of President effective February 4, 2015 and has signed a five year employment contract extension through 2019. Mr. Jackson has been the CEO of AutoNation since 1999 and the Chairman since 2002.

The Company also announced that Mike Maroone will be retiring on April 1, 2015, after over 15 years as President and Chief Operating Officer.

Mike Jackson stated, “Mike Maroone and I have had a fifteen year partnership that has brought AutoNation tremendous success building America’s premier Automotive Retailer. I am thankful for his leadership and partnership over the years, and wish him all the best after his retirement from AutoNation.”

Mike Maroone stated, “I have had a rewarding career as an executive at AutoNation over my 18 years with the Company. I am proud to have been a key part of the leadership team responsible for the Company’s operating success. I look forward to the Company’s continued success in the future.”

Long-time AutoNation executive Bill Berman has been promoted to Executive Vice President and Chief Operating Officer effective February 4, 2015. Mr. Berman is currently Senior Vice President, Sales. Previously, he served in a variety of positions including: President of the Western Region since 2008, which includes California, Arizona, Nevada, and Washington and is made up of 84 stores, President of AutoNation’s Northern California Market, and as a General Manager.

Mr. Jackson commented, “Bill’s vast retail experience and having served in many AutoNation capacities since 1999 makes him extremely well-suited to continue the operational excellence and peerless customer experience that AutoNation delivers. He will join a strong leadership team that is well positioned to drive AutoNation’s success well into the future.”

Mike Maroone will continue serving as President and Chief Operating Officer and on the Board of Directors of AutoNation until February 3, 2015. Thereafter, Mr. Maroone will serve in a transitional role with the Company until his April 1 retirement.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 281 new vehicle franchises, which sell 34 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

Please visit investors.autonation.com, www.autonation.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.